UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 25, 2012

Compuware Corporation
(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 000-20900

Michigan	38-2007430
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Campus Martius, Detroit, Michigan	48226-5099
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s telephone number, including area code): (313) 227-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Consistent with the succession plan approved by the Board of Directors, effective March 31, 2013, Peter Karmanos, Jr., the Executive Chariman of the Board of Directors of Compuware Corporation (the “Company”) will retire from the Company’s Board after forty years of service as an executive of the Company.  The Board, on October 25, 2012, appointed Gurminder Bedi, currently the Company’s lead independent director, to succeed Mr. Karmanos as the non-executive Chairman upon Mr. Karmanos’ retirement.  Mr. Bedi has served on the Board of Directors since 2002.

In connection with Mr. Karmanos’ retirement from the Board, the Company entered into a post-retirement consulting agreement with him (“Agreement”), which supersedes and replaces the post-retirement consulting agreement dated March 1, 2007, and amended as of December 31, 2008.  A copy of the Agreement is furnished herewith as Exhibit 10.142.   Upon retirement from the Board, Mr. Karmanos will continue to be employed by the Company in a consulting role for a term of six (6) years (“Term”) and will be entitled to receive:  (i) an annual base salary in the amount of $600,000, payable on a semi-monthly basis; (ii) earned bonuses, if any, under the Company’s executive incentive plans for fiscal year ended 2013 and prior fiscal years; and (iii) during the Term, annual nonqualified performance-based stock option grants to purchase 100,000 shares of Company stock on the same terms as executive officer level employees.  In addition, his existing stock options will continue to vest in accordance with their terms.  During the Term, Mr. Karmanos will also be eligible to continue to participate in all the Company’s benefit plans and will continue to receive an office and administrative support, reimbursement for all business-related expenses, and the use of two automobiles as long as the Company maintains its sponsorship with the provider of the automobiles.  Mr. Karmanos is required to continue to comply with the Company’s standard confidentiality, non-competition, non-disparagement and non-solicitation covenants to which he is currently subject.

If the Agreement is terminated before the end of the Term, the Agreement provides for benefits as set forth in the table below.  The timing of all payments are subject to compliance with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder.

	By Company without Cause1	By Karmanos for Good Reason2	By Karmanos without Good Reason	Death or Disability	By Company for Cause
Base salary through end of Term	X	X		X
Base salary through termination			X		X
Bonus earned through termination	X	X	X	X	X
Accelerated vesting of prior equity grants	X	X		X
Disability and life insurance coverage through end of Term3	X	X
Coverage for Karmanos’ life under medical, dental and vision plans for Karmanos and dependents4	X	X		X

1
“Cause” means Mr. Karmanos’ willful and continued failure to perform his duties after written demand by the Company’s Board or his willful engaging in illegal conduct or gross misconduct which is materially damaging to the Company, or his violation of the Company’s Code of Conduct.

2
“Good Reason” means a breach of a material provision of the Agreement by the Company that continues beyond a 10 day cure period, failure to make a payment when due or relocation of the Company’s headquarters outside the Detroit, Michigan metropolitan area without his consent

3	To the extent available on commercially reasonable terms.

4
Coverage at Company expense continues for the life of Mr. Karmanos.  If Mr. Karmanos dies during the Term, his dependents will receive coverage during the maximum statutory COBRA period at Company expense and may remain covered thereafter at their own expense.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

10.142 Post-Retirement Consulting Agreement, dated October 25, 2012, between the Company and Peter Karmanos, Jr.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

October 29, 2012	COMPUWARE CORPORATION

	By:	/s/ Laura L. Fournier

Laura L. Fournier
Executive Vice President
Chief Financial Officer